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                                                                EXHIBIT 99.14(b)


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees
Independence One Mutual Funds:

We consent to the use of our reports dated June 8, 2001, relating to the financial statements of the Independence One U.S. Treasury Money Market Fund, the Independence One International Equity Fund, the Independence One Michigan Municipal Cash Fund, the Independence One Fixed Income Fund, the Independence One U.S. Government Securities Fund, the Independence One Small Cap Fund, the Independence One Equity Plus Fund and the Independence One Prime Money Market Fund, each a series of the Independence One Mutual Funds, which are incorporated by reference and to the reference to our firm under the caption "ADDITIONAL INFORMATION" in this Prospectus/Proxy Statement.

                                                     /s/ KPMG LLP

Boston, MA
February 5, 2002